Exhibit 99.1

NEWS RELEASE

Contacts:	Commerce Energy Group, Inc.
Linda Ames
Corporate Communications
714-259-2539
lames@CommerceEnergy.com

PondelWilkinson Inc.
Robert Jaffe/Angie Chen
310-279-5980
rjaffe@pondel.com / achen@pondel.com
COMMERCE ENERGY REPORTS 2007 SECOND QUARTER RESULTS
Second Quarter Fiscal 2007 Highlights:
–	Gross profit increased nearly fourfold to $14.5 million over second quarter 2006

–	Net income grew to $2.5 million from a net loss of $4.1 million in second quarter last year

–	Annual earnings guidance increased to $0.11 — $0.14 per share, before the impact of a potential gain from the APX settlement
COSTA MESA, CA – March 15, 2007 – Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today reported financial results for the three and six months ended January 31, 2007.
Second Quarter Fiscal 2007 Results
Net income for the second quarter of fiscal 2007 increased to $2.5 million, or $0.09 per diluted share, from a net loss of $4.1 million, or $0.13 per share, for the second quarter of fiscal 2006. Financial results in last year’s second quarter included a mark-to-market loss related to unexpectedly high variances between forecasted and actual natural gas usage and unprecedented volatility in natural gas prices. Net revenues rose 28% to $92.6 million from $72.7 million for the same period in fiscal 2006, driven primarily by higher natural gas revenues from the acquisition of the approximately 300 commercial and industrial natural gas customers from Houston Energy Services Company (HESCO) in September 2006.
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“Our solid second quarter performance reflects the impact of strong customer growth in both our electricity and natural gas markets, combined with higher demand for energy during the cold winter months,” said Steven S. Boss, chief executive officer. “We are committed to continued growth of our company and expect our sales and marketing activities to yield strong customer growth over the balance of the year.”
Gross profit increased nearly fourfold to $14.5 million for the second quarter of fiscal 2007 from $3.8 million for the second quarter of fiscal 2006. Gross profit from electricity doubled to $10.4 million compared with the same period in fiscal 2006, reflecting the impact of customer growth in the Texas and Maryland markets. Gross profit from natural gas was $4.1 million for the second quarter of fiscal 2007 versus a gross profit loss of $1.3 million in the same period in fiscal 2006. This increase in gross profit reflects the impact of customer growth in Ohio and the impact of high variances in natural gas usage and the mark-to-market loss in last year’s second quarter.
Selling and marketing expenses for the three months ended January 31, 2007, increased to $2.6 million from $1.2 million in the comparable quarter last year, reflecting higher telemarketing, advertising, and personnel costs related to increased customer acquisition initiatives. General and administrative expenses were $9.6 million compared with $6.8 million in the prior year second quarter, due largely to increased personnel costs, higher expenses associated with the company’s credit facility, higher bad debt, and increased amortization expenses related to the HESCO acquisition.
Year-to-Date Results for the Six Months Ended January 31, 2007
For the first six months of fiscal 2007, net income was $2.9 million, or $0.10 per share, versus a net loss of $3.9 million, or $0.13 per share, for the comparable period last year. Net revenues climbed 19% to $163.2 million from $137.0 million in the same period in fiscal 2006, driven primarily by higher natural gas revenues from the HESCO acquisition.
Gross profit more than doubled to $24.6 million for the first half of fiscal 2007 from $12.0 million for the first half of fiscal 2006. Gross profit from electricity increased 55% to $18.8 million compared with the first six months of fiscal 2006, reflecting the impact of customer growth. Gross profit from natural gas increased to $5.8 million versus a gross profit loss of $0.1 million for the six-month period ended January 31, 2006, reflecting the impact of customer growth, contribution from the HESCO acquisition and the mark-to-market loss in last year’s second quarter.
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Selling and marketing expenses for the six months ended January 31, 2007, increased to $4.8 million from $1.9 million in the comparable period last year, reflecting higher telemarketing, advertising, and personnel costs related to increased customer acquisition initiatives. General and administrative expenses were $17.5 million compared with $14.5 million in the first half of the year due largely to increased customer service costs, higher expenses associated with the company’s credit facility and depreciation and amortization, partly offset by lower legal expenses.
Liquidity
At January 31, 2007, the company had unrestricted and restricted cash and cash equivalents of $17.9 million, $36.1 million of working capital and no debt. Restricted cash and cash equivalents was principally comprised of $10.0 million deposited pursuant to the terms of its credit facility. Credit terms from energy suppliers often require the company to post collateral against its forward energy supply purchases. Such collateral obligations are funded with available cash and availability under the company’s credit facility.
2007 Earnings and Customer Growth Outlook
Commerce raised its full-year earnings guidance range to between $0.11 to $0.14 per diluted share. The increased earnings outlook is before any impact from the previously announced APX settlement. Commerce continues to expect to end fiscal 2007 with more than 200,000 customer accounts, a 50% increase, year-over-year.
Boss said that, consistent with the company’s seasonal expectations and the ramp-up of customer acquisition initiatives during the second half of fiscal 2007, operating earnings are expected at about breakeven to slightly positive for the second half of fiscal 2007.
Conference Call and Webcast
Commerce will host a conference call to discuss financial results today at 5 p.m. ET (2 p.m. PT).
The call will be available to all interested parties through a live audio webcast at www.CommerceEnergy.com and www.earnings.com. Please go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the conference call will be archived and available at www.CommerceEnergy.com for one year. A telephonic
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replay will be available through March 22, 2007, and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 87958553.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (“Commerce”) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce is publicly traded on the American Stock Exchange (AMEX) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.
Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S. For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services. For more information, visit www.CommerceEnergy.com.
Forward Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this new release, whether express or implied, are made in good faith and the company believes such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: higher than expected attrition of, and/or unforeseen operating difficulties relating to, the acquired customer accounts, the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely effect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, increased or unexpected competition, adverse state or federal legislation or regulation or adverse determinations by regulators, including failure to obtain regulatory approvals. In addition, we specifically call your attention to the cautionary language contained in our Current Report on Form 8-K filed with the SEC on March 7, 2007 relating to the uncertainties regarding our expected receipt of $6.5 million in connection with the APX Settlement and Release of Claims Agreement. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
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Commerce Energy Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Net revenue	$92,644	$72,654	$163,152	$137,022
Direct energy costs	78,112	68,892	138,563	125,020

Gross profit	14,532	3,762	24,589	12,002
Selling and marketing expenses	2,607	1,228	4,845	1,926
General and administrative expenses	9,637	6,847	17,484	14,456

Income (loss) from operations	2,288	(4,313)	2,260	(4,380)
Other income and expenses:
Interest income, net	251	201	662	488

Net income (loss)	$2,539	$(4,112)	$2,922	$(3,892)

Income (loss) per common share:
Basic and diluted	$0.09	$(0.13)	$0.10	$(0.13)

Weighted-average shares outstanding:
Basic	29,687	30,464	29,663	30,881

Diluted	29,721	30,464	29,693	30,881

Volume and Customer Count Data

	Three Months Ended January 31,		Six Months Ended January 31,
	2007	2006	2007	2006
Electric – Megawatt hour (MWh)	448,000	421,000	906,000	972,000
Natural Gas – Dekatherms (DTH)	4,855,000	2,093,000	6,985,000	2,808,000
Customer Count	164,000	128,000	164,000	128,000
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	January 31, 2007	July 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,292	$22,941
Accounts receivable, net	52,369	30,650
Natural gas inventory	3,960	4,578
Prepaid expenses and other current	4,586	6,827

Total current assets	68,207	64,996
Restricted cash and cash equivalents	10,595	17,117
Deposits	1,365	2,506
Property and equipment, net	7,474	5,866
Goodwill and other intangible assets	11,288	8,591

Total assets	$98,929	$99,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$24,728	$26,876
Accrued liabilities	7,409	5,867

Total current liabilities	32,137	32,743
Total stockholders’ equity	66,792	66,333

Total liabilities and stockholders’ equity	$98,929	$99,076